UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On January 16, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On January 30, 2009, the following news story ran in the Business Courier of Cincinnati:

Friday, January 30, 2009

No longer quiet about takeover effort, LCA-Vision chief shoots back: ‘The Joffes have no plan’

Getting in focus
Business Courier of Cincinnati - by Dan Monk Senior Staff Reporter

LCA-Vision Inc. CEO Steven Straus suffered in silence for the last two months while the company’s largest shareholder – and his most vocal critic – took shots at his management approach.
The quiet period is over.
“The Joffes have no plan,” said Straus, in his first interview since an investment group led by founder and former CEO Dr.Stephen Joffe bought an 11 percent stake and began pushing for management changes. Straus said he was bound by SEC rules not to respond to the Joffe group, which includes the Indian Hill physician, his son, Craig Joffe, and the company’s former CFO, Alan Buckey.

But now, both sides have filed proxy statements making their case to shareholders. Over the next two months, owners of LCA stock will be asked to decide who has the vision they want: Joffe or Straus.

“Our shareholders understand that we’ve taken out costs, implemented training programs, established detailed budgeting for every vision center and expanded our medical advisory board,” Straus said.

None of those things existed when Joffe ran the company, Straus is quick to add.

“We inherited a business that didn’t have a lot of structure in place or a strategic plan,” he said. “It was a high-growth, entrepreneurial, family-run business.”

Joffe’s filings say investors already know how his team would manage the firm.

“What you’re hearing is total spin and the usual Steve Straus smokescreens,” Joffe said. “Do you want to make money with an unsophisticated family business, or do you want to lose money with a sophisticated professional manager?”

Hit hard by weakening economy

LCA-Vision is a laser-surgery provider that operates 75 vision centers in 32 states under the LasikPlus brand. During the Joffe years, it enjoyed a 25-fold increase in stock price, driven by rising profits and revenue growth. But a weakening economy hit hard; consumers have avoided the elective surgery.

“Industry volume and our company volume is highly correlative with consumer confidence,” said Straus, who prepared LCA to manage its way through the downturn by reducing labor costs by $14 million and marketing costs by $13 million. But that didn’t keep it from posting losses in its last two quarters. And the number of surgical procedures performed by LCA dropped 40 percent to 115,000 in 2008. That’s a steeper drop than the 26 percent decline projected for the industry in 2008, according to an October report by Markescope LLC.

Straus concedes LCA lost market share but adds it saw a drop during the last recession, in 2001, when Joffe was the CEO.

He said he is trying to move LCA beyond “the hodgepodge of vision centers” Joffe established by refining its marketing, standardizing patient care and promoting a “Lifetime Vision” model that promotes use of its centers for all kinds of eye care.

In the next few months, Straus said LCA will roll out a research-driven marketing plan in which advertising varies by demographic. It achieved a 34 percent increase in eye procedures in a four-week test run.

Another Straus initiative involves a clinical study of laser devices. Most LCA centers offer three different technologies for surgery. Straus is working with the company’s medical advisory board to narrow that to one or two. That would mean concessions from vendors who are chosen, reducing cost. Straus sees it as an example of how “fact-based decisions” on care can put the company on a better “economic footing.”

The Joffes see it differently.

They’ve been told by company doctors that a consultant who helped design the clinical trial for comparing laser platforms is negotiating with LCA to sell his Kansas ophthalmology practice for $12 million. Straus wouldn’t confirm sale talks with Dr. Dan Durrie, a nationally known surgeon he describes as a friend and “thought leader in the industry.” Durrie could not be reached.

But internal memos obtained by the Business Courier indicate doctors on LCA’s medical advisory board strongly objected to the talks, which they claim already have produced a letter of intent.

“You clearly question the motives, loyalty and value of the surgeon group and we question your motives, integrity and agenda as our chief executive,” one LCA doctor wrote to Straus in a memo copied to members of the medical advisory board.

Joffe has claimed physician discontent drove him back to the company. Doctors have been frustrated by Straus’ approach to marketing and his tinkering with center operations. In December, a former internal auditor claimed LCA interfered with treatment decisions. “Absolutely not,” Straus said this week, “and that’s in bold, capital letters with an exclamation point.”

He said the firm offers its centers guidance on “operating metrics,” but the goal is to enhance medical care, not influence decisions. “We will never, ever cross the line and tell a surgeon how to practice medicine.”

‘Change in control’

In the end, it’s not surgeons but shareholders who will decide whether Straus has a future with LCA . One factor they likely will consider is the company’s warning that replacing management would constitute a “change in control,” forcing the payment of $1.5 million in severance and resulting in the default of a $16.6 million debt agreement with PNC Equipment Finance LLC.

The voting is expected to begin in the next couple of weeks. Once it starts, all votes must be cast within 60 days. If Joffe’s group, which owns 2.1 million shares, gets an additional 7.2 million shares to vote their way, Joffe takes control of the company.

Another large investment group, led Eduardo Baviera Sabater of Madrid, has complained in SEC filings about LCA’s “disastrous performance” under Straus. Filings indicate the Spanish investment group holds 1.3 million shares. In fact, the vast majority of LCA shares are now held by its 25 largest investors, filings indicate.

“Most of those guys know a lot about the industry,” said Marketscope principal Dave Harmon. “It’s going to be interesting to see which side they come down on.”

dmonk@bizjournals.com | (513) 337-9438

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On January 16, 2009, The LCA-Vision Full Value Committee made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888) 750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

For The LCA-Vision Full Value Committee
and Stephen N. Joffe
Lisa Blaker, 513-600-1867